SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549





                                    FORM 8-K





                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  December 30, 2003



                                   INYX, INC.

             (Exact name of registrant as specified in its charter)



Nevada                              333-83152                75-2870720
------                              ---------                ----------
(State or other jurisdiction        (Commission              (I.R.S. Employer
of incorporation)                   File Number)             Identification No.)



             801 Brickell Avenue, Ninth Floor, Miami, Florida 33131
             ------------------------------------------------------
               (Address of principal executive offices) (Zip Code)
       Registrant's telephone number, including area code: (305) 789-6649

Item 5.  Other Events.

         On December 30, 2003, Inyx, Inc. (the "Company") closed a transaction with Laurus Master Fund, Ltd. to obtain a US $3.5 million debt facility (the "Facility"). The initial advance under the Facility was $3,133,197, of which $2,676,300 was used to repay the Company's factoring arrangement with Venture Finance, PLC and the balance was applied to working capital. The Facility consists of two promissory notes, a $1.0 million Secured Convertible Minimum Borrowing Note, and a $2.5 million Secured Revolving Note. Such Notes are secured by all of the Company's assets previously pledged to Laurus under the $4.5 million loan on October 29, 2003, and additionally by the Company's accounts receivables released by Venture Finance. Both Notes bear interest at the greater of prime plus 3% or 7% and are convertible into the Company's common stock at a fixed conversion price of $1.47 per share. In addition, subject to certain limitations, the Secured Convertible Minimum Borrowing Note permits payments to be made in the Company's common stock.

         As additional consideration for the loan, the Company issued to Laurus a five year Common Stock Purchase Warrant to purchase 660,000 shares of common stock at exercise prices of $1.84 for 220,000 shares, $2.20 for 220,000 shares, and $2.57 for 220,000 shares.

         All shares of common stock issuable under the Secured Convertible Minimum Borrowing Note will be included in a resale registration statement to be filed by the Company.

Item 7.  Financial Exhibits, Pro Forma Financial Information and Exhibits.

         (c)      Exhibits

         10.20.1  Security Agreement

         10.20.2  Secured Revolving Note

         10.20.3  Secured Convertible Minimum Borrowing Note

         10.20.4  Common Stock Purchase Warrant

                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     INYX, INC.



                                                     By:   /s/ Jack Kachkar
                                                        ------------------------
                                                        Jack Kachkar, Chairman

Dated:            January 5, 2004